EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G and any further amendments thereto need to be filed with respect to the beneficial ownership by each of the undersigned of Class A ADSs of Polestar Automotive Holding UK PLC, and further agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13G provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of May 12, 2026.

Standard Chartered Bank (Hong Kong) Limited

Signature:	/s/ Steven K. Choe
Name/Title:	Steven K. Choe Managing Director, Global Head, Equity Financing and Derivatives
Date:	May 12, 2026

Standard Chartered PLC

Signature:	/s/ Scott Corrigan
Name/Title:	Scott Corrigan Group Company Secretary
Date:	May 12, 2026